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                                                                    Exhibit 10.1


                       (WESTCOAST HOSPITALITY LOGO)


                               EXECUTIVE OFFICERS
                                VARIABLE PAY PLAN
                            EFFECTIVE JANUARY 1, 2005

                                  PLAN OVERVIEW

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EFFECTIVE      Begins January 1, 2005 and continues until further notice
DATE OF PLAN

CRITERIA FOR   The variable pay plan will consist of two components - company
MEASUREMENT    financial performance and an individual incentive or "pay for performance" component. Measured financial and strategic results determine each executive officer's variable pay. Criteria may vary by position as outlined in this Plan.

DATE OF        Executive officers of the company become eligible immediately
ELIGIBILITY    after hire or transfer into an eligible position.  Those who are already eligible under this Plan and transfer to another eligible position will have their variable pay prorated based on time in each position and the criteria for each position.

EARNINGS       The target variable pay percentage will vary by each specific
POTENTIAL      position.  Based on achievement of specific results, executive officers may receive payment that is higher or lower than the target. There shall be a minimum goal attainment in order for any payment to be made and a maximum. The minimum attainment required
               (cliff) and the maximum payment expectations will be specified in the individual goals.

FREQUENCY OF   The Plan is based on annual measurements of results in various
PAYMENTS       categories.  Payments will be made to executive officers as soon as administratively possible following the end of each annual period. All payments are subject to prior approval of the Compensation Committee of the Board.

PARTICIPANT    All executive officers which currently include:
ELIGIBILITY    President and Chief Executive Officer
               Executive Vice President, Chief Investment Officer and Chief Financial Officer
               Executive Vice President, Development
               Executive Vice President, Hotel Operations
               Senior Vice President, General Counsel and Secretary
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                                  PLAN DOCUMENT
                               EXECUTIVE OFFICERS
                                VARIABLE PAY PLAN
                            EFFECTIVE JANUARY 1, 2005

The WestCoast Hospitality Corporation (the "Company") Executive Officers' Variable Pay Plan ("the Plan") applies to the following positions:

      -     President and Chief Executive Officer

      - Executive Vice President, Chief Investment Officer and Chief Financial Officer

      -     Executive Vice President, Development

      -     Executive Vice President, Hotel Operations

      -     Senior Vice President, General Counsel and Secretary

The purpose of the Plan is to reward eligible executive officers for achievement of key financial and strategic measurements. The Plan is designed to motivate, inspire, and reward executive officers for their extraordinary efforts in leading the Company's mission. Measurement of results occurs at the end of each year (January 1 through December 31) with payment made as soon as administratively possible thereafter.

EFFECTIVE DATE

All provisions of the Plan are effective beginning January 1, 2005 and will continue until the Compensation Committee of the Board of Directors communicates a change or cancellation of the Plan. This Plan supersedes all previous bonus plans in existence and past written or verbal communication to any executive officer regarding the terms of any bonus or variable pay plan.

ELIGIBILITY

An executive officer hired into an eligible position (as identified above) becomes eligible immediately upon hire. Any variable pay earned upon hire through the end of that year (December 31st) will be prorated based upon the number of days in the position.

An executive officer who transfers within the company from a position that is not eligible for a bonus to a bonus-eligible position begins participation in the Plan immediately following transfer into the new position. An executive officer that transfers from a bonus-eligible position to another bonus-eligible position will receive pro-rated amounts for each position, based upon the criteria established for each position.

OVERVIEW OF THE PLAN

The Plan is based on objective financial measurements. There are two components:

      - Company Financial Performance: Bonus is based on measured financial results and all eligible executive officers will participate. Examples of the team bonus component(s) may include Funds from Operations ("FFO) to Equity ratio,
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            Earnings per Share ("EPS"), and Earnings before Interest, Taxes,
            Depreciation and Amortization ("EBITDA").

      - Individual Incentive Plan: Each executive officer is also eligible for additional variable pay by achieving measured results in 3-5 components, as approved by the Compensation Committee of the Board of Directors.

There is an overriding discretionary analysis of each participant's eligibility to receive variable pay. For example, if a participant fails to follow company policy and procedures, exposes the company to legal liability, or exhibits behavior inappropriate for a leadership position, he or she may be disqualified from receiving his/her variable pay. Other disqualifiers may include unacceptable scores on internal audit processes or inadequate follow-through on critical incidents.

Each position that is eligible to participate in the Plan has a target for their variable pay. The percentage earned will be applied to the participant's total base pay for the period, to be prorated for any base pay adjustments that became effective during that period, provided that the pay adjustment went into the system before the end of the period. Under most circumstances, supplemental variable pay amounts will not be paid after the normal processing period as a result of retroactive pay increases; performance reviews are expected to be completed on time.


EXPLANATION OF CORE CRITERIA

COMPANY FINANCIAL PERFORMANCE - FFO TO EQUITY:

Each participant is eligible to participate in a team bonus whereby if the pre-determined benchmark(s) is achieved; all executive officers will share in the achievement.

The team bonus may be based on the measured results of such benchmarks as cash return on equity (FFO to equity ratio), EPS, or EBITDA. FFO/Equity encompasses the three main "levers" by which management can operate the corporation -- profitability, asset management, and capital structure. By perceiving FFO/Equity as a composite that represents the executive team's ability to balance these three pillars of corporate management, investors can not only get an excellent sense of whether they will receive a decent return on equity but also assess management's ability to get the job done. Since funds from operations as a ratio to equity takes into account all costs of operating the Company's assets such as debt, it is a superior measurement than EBITDA, but it also takes into account the tax efficiencies to be gained from a real estate ownership that a sole EPS focus can hinder.

INDIVIDUAL INCENTIVE PAY PLANS:

Each participant is also eligible for an individual incentive pay plan. Three
(3) to five (5) benchmarks, which may include both financial and non-financial measurements, will be established for each position and tracked on an individual worksheet. In most cases and where appropriate, a target and maximum achievement level will be established for each benchmark and may vary by position. These benchmarks will be established at the end of
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each year for the subsequent calendar year and approved by the Compensation
Committee of the Board of Directors.

CALCULATION, APPROVAL & PAYMENT OF BONUSES

A calculation worksheet for each participant will be created. This worksheet will be provided at a later date. Once the worksheets are completed at the end of each year, they will be reviewed by the President & CEO and forwarded to the Compensation Committee for approval. After final approval by the Compensation Committee, payment will be made to each executive officer.

EFFECT OF CHANGE IN EMPLOYMENT STATUS/TERMINATION

TRANSFERS: If transferring to a position that does not qualify under the terms of the Plan, an executive officer's participation in the Plan will terminate as of the effective date of the status change. A prorated amount of any variable pay that would have been earned will be paid, based on the number of days employed during the period. If transferring to a position that is eligible for participation, new objectives will be established for the new position. If earned, a prorated amount of earned variable pay will be paid, based on the number of days worked during the period. An executive officer who transfers from a bonus-eligible position to another bonus-eligible position will receive pro-rated amounts for each position, based upon the criteria established for each position and will not have a waiting period to be eligible.

LEAVES OF ABSENCES: Executive officers who are otherwise eligible to participate in the Plan but are on an approved Leave of Absence status will receive a prorated payment only for the percentage of the relevant period that they are on active status. No variable pay is earned during any period an executive officer is on a Leave of Absence.

TERMINATIONS: Participants must be employed as of the date of the payout of the variable pay to receive any portion of the payment for the preceding period. Any executive officer whose employment terminates prior to the date of the payout forfeits all rights to any variable pay. In addition, any executive officer who has given notice of intent to terminate their employment forfeits their right to any variable pay.

GENERAL PROVISIONS

In extenuating circumstances where market conditions create significant variance in financial components, discretionary variable pay money may be made available based on factors such as expense control, training and development of personnel, or other factors to be determined at the sole discretion of Compensation Committee of the Board of Directors.

Conversely, in situations where variable pay has been earned based on the plan criteria, a participant still may be disqualified from receiving part or all of such variable pay at the discretion of the Compensation Committee of the Board of Directors. Instances in which this might occur include overall substandard work performance of the executive officer, failure to follow company policy and procedures, exposing the company to legal liability,
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inappropriate behavior, withholding information, or inadequate follow-through on critical incidents.

The Company reserves the right to cancel, change, modify or interpret any and all provisions of the Plan at any time without notice. Participation in or eligibility for the Plan does not create any entitlement to employment or continued employment and does not alter any other employment agreements or at-will status of employees. This Plan will be governed and construed in accordance with the laws of the state of Washington.